UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 6, 2024

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

901 E. Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	KWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2024, Quaker Chemical Corporation (the “Company”) announced the termination of the employment of Shane Hostetter, as the Company’s Chief Financial Officer, effective as of June 7, 2024. Mr. Hostetter will remain with the Company in a transition role through August 4, 2024. The termination of Mr. Hostetter’s employment occurred on May 6, 2024 and is unrelated to any issues regarding the preparation of the Company’s financial statements or any disagreement with the Company or the Company’s independent auditor regarding its accounting principles, practices or financial disclosures. In connection with the termination, Mr. Hostetter will be entitled to receive (1) the payments and benefits set forth in his employment agreement with the Company; and (2) incentive award payouts as permitted by the Company’s incentive plans, prorated to reflect his actual term of service.

On May 6, 2024, the Board of Directors of the Company appointed Tom Coler, age 50, to Executive Vice President and Chief Financial Officer, effective June 10, 2024. Mr. Coler is currently Executive Vice President and Chief Financial Officer at Savage Corporation (“Savage”), a privately held global provider of supply chain infrastructure and solutions, a position he has held since October 2022. Prior to joining Savage, Mr. Coler served as Vice President, Finance for the Health, Hygiene & Consumables business unit from 2019-2022 and Vice President, Corporate Finance from 2017-2019 at H.B. Fuller Corporation, a publicly traded, multi-national manufacturer and marketer of specialty chemical products based in Minneapolis, MN. Mr. Coler has extensive experience with global, public companies across multiple industries and brings significant experience in corporate finance, mergers, acquisitions and integration, implementing IT solutions, driving cost and efficiency initiatives and other related finance matters.

The Company and Mr. Coler entered into an employment agreement (the “Employment Agreement”) on May 6, 2024, which provides that his base salary will be $515,000 per annum and that he will be eligible to participate in the Company’s Annual Incentive Plan with a target award percentage of 65% of his base salary for 2024, with the actual amount awarded dependent upon the Company’s financial results and other objectives to be determined. Mr. Coler is also eligible to participate in the Company’s 2024 Long-Term Performance Incentive Plan, which includes a mix of time-based restricted stock units (“RSUs”) and target performance stock units (“PSUs”), with his grant having a target level value of $850,000, and to be comprised 60% in PSUs and 40% in RSUs. Mr. Coler will receive an equity sign-on award of $400,000 RSUs that will vest on the second-year anniversary of the grant date and must be repaid if he voluntarily resigns from the Company or is terminated for cause within the first three years. Mr. Coler will receive temporary housing due to his transition to the Philadelphia area and will also receive a lump-sum payment of approximately $12,000 to cover relocation expenses, which will be grossed up for taxes. The Employment Agreement further provides that he will be entitled to medical, dental, and other benefits as are made generally available by the Company to its full-time U.S. employees and executive financial wellbeing and medical benefits available to members of the executive leadership team.

If Mr. Coler is terminated by the Company for any reason other than “Cause” or his death or “Disability” (as such terms are defined in his Employment Agreement), he will be paid one year’s severance equal to his then annual base salary, paid in bi-weekly installments commencing on the Payment Date (as such term is defined in his Employment Agreement), subject to his executing a customary release of claims. The definitions of “Cause” and “Disability” generally follow the definitions provided in the employment agreements of other Company executive officers, which form is described in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2024. Under his Employment Agreement, Mr. Coler is subject to certain non-disclosure, non-competition and non-solicitation covenants similar to those of other Company executive officers.

In addition, on May 6, 2024, the Company and Mr. Coler entered into a Change in Control Agreement, effective June 10, 2024, substantially in the form entered into with other Company executive officers, which form is described in the Company’s proxy statement filed with the SEC on March 28, 2024.

Item 8.01.	Other Events.

A copy of the press release announcing Mr. Hostetter’s departure and the appointment of Mr. Coler, as further described in Item 5.02 above, is attached as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release of Quaker Chemical Corporation dated May 9, 2024 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: May 9, 2024	By:	/s/ Robert T. Traub
Robert T. Traub
Senior Vice President, General Counsel and Corporate Secretary

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